UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015

OPTEX SYSTEMS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54114	90-0609531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Presidential Drive, Richardson, TX	75081-2439
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 644-0722

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 7, 2015, an amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) of Optex Systems Holdings, Inc. (the “Company”) will become effective to implement a 1-for-1000 reverse stock split (the “Reverse Stock Split”) of the Company's outstanding common stock (the "Common Stock"). The Common Stock will begin trading on the OTCQB on a split-adjusted basis when the market opens on Wednesday, October 7, 2015.

Once the Reverse Stock Split is effective, each 1,000 shares of the Company’s issued and outstanding Common Stock will automatically, and without any action on the part of the respective holders, be combined and converted into one (1) issued and outstanding share of Common Stock. The Reverse Stock Split will result in a reduction in the number of issued and outstanding shares of the Company’s Common Stock from approximately 180 million to approximately 180 thousand. The Reverse Stock Split will affect all issued and outstanding shares of the Company's Common Stock, as well as all Common Stock underlying stock options, warrants, convertible notes and convertible preferred stock outstanding immediately prior to the Reverse Stock Split. The Amendment was authorized by the Company’s Board of Directors, and by its Stockholders on August 31, 2015 in a range of 1:400 to 1:1000 which was subsequently fixed at 1:1000.

No fractional shares will be issued as a result of the Reverse Stock Split and will be rounded up to the next whole share. Stockholders holding physical share certificates will receive instructions from the Company's transfer agent,

Equity Stock Transfer, regarding the process for exchanging their pre-split share certificates for new share certificates. Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the Reverse Stock Split reflected in their accounts. Beneficial holders may contact their bank, broker, or nominee for more information. Following the Reverse Stock Split, certificates evidencing pre-split shares of Common Stock will evidence only the right to receive a certificate evidencing post-split shares.

The Common Stock will continue to trade on the OTCQB under the ticker symbol OPXS. The ticker symbol will temporarily be appended with "D" to signify the effectiveness of the Reverse Stock Split for a period of 20 trading days. The post-split Common Stock will trade under a new CUSIP number, 68384X209.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Optex Systems Holdings, Inc.
(Registrant)

By:	/s/ Karen Hawkins
Karen Hawkins
Title:	Chief Financial Officer

Date: October 6, 2015